Exhibit 99.1

FOR IMMEDIATE RELEASE

Ennis executes agreement to merge Wright Business Graphics, Inc. of Portland, Oregon INto A wholly owned ENTITY of ENNIS

Midlothian, Texas July 17, 2018 -- Ennis, Inc. (the “Company”), (NYSE: EBF), announced the signing of an agreement to merge Wright Business Graphics (“Wright”) with a wholly owned entity of Ennis in a stock merger transaction that is expected to close on or before September 30, 2018, pending approvals.  Wright Business Graphics is a printing company headquartered in Portland, Oregon. The majority stockholder, Jim Wright, began the company back in 1970 and built it into the large, highly diverse print communication organization that exists today.  Wright has 7 locations in Oregon, Washington and California with its main facility located in Portland, Oregon. The business produces forms, pressure seal, packaging, direct mail, checks, statement processing and commercial printing. Wright had approximately $58 million in sales for its fiscal year ended March 31, 2018 and sells mainly through distributors and resellers. Wright will continue in all of its current locations, and Dan Adkison will continue in his current role as President/COO of Wright Business Graphics.  The purchase price will be paid 55% in cash and 45% in stock (based on the weighted average share price of the Company’s common stock for the previous 30 trading days). The Company believes the transaction will be accretive to its shareholders.

Keith Walters, Chairman, President & CEO of the Company stated, “We are delighted to have the opportunity to combine the Wright organization with the other operations of Ennis. Jim Wright has built an excellent company over the past four decades and we are delighted that he chose to merge his company into the Ennis organization. We were very impressed with the type, caliber and condition of the equipment at these facilities, some of which had been recently rebuilt in Portland due to a roof collapse. With this acquisition we will continue to be the preeminent provider of all types of printed products and services to the West Coast.  The addition of packaging, statement processing and direct mail will add to the overall capabilities of our existing operations, which should help us to continue to penetrate additional markets throughout the United States.”

The operations will continue to operate as Wright Business Graphics and related brand names. All of the facilities will continue their normal operations in their current locations.

About Ennis

Since 1909, Ennis, Inc. has primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.  These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials.  Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2018.  The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com